UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 9, 2016

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Our Board of Directors, upon recommendation from its Compensation Committee, approved modifications to the annual cash compensation for Ronald J. Santilli, the Company’s Interim Chief Executive Officer and Chief Financial Officer. His cash compensation was modified effective August 15, 2016, which is the date he assumed his new role of Interim Chief Executive Officer in addition to the ongoing role of Chief Financial Officer, as follows:

●	Mr. Santilli’s base salary was increased from $367,000 to $600,000 and his target bonus percentage was increased from 50% to 70%.

Name	Position	Salary(1)	Target Bonus(1)	Target Cash Compensation(2)
Ronald J. Santilli	Interim Chief Executive Officer and Chief Financial Officer	$600,000	$420,000	$1,020,000

(1)

Mr. Santilli’s adjusted salary and bonus participation rate listed above shall be prorated from August 15, 2016 and shall remain in effect until December 31, 2016. Thereafter, it will revert back to the salary and bonus participation rate of the Chief Financial Officer if a new Chief Executive Officer is hired prior to January 1, 2017. Our Compensation Committee and Board of Directors retain the authority to extend his adjusted salary and bonus participation rate as stated above through March 31, 2017, regardless of whether a new Chief Executive Officer is hired prior to January 1, 2017.

(2)

The total cash compensation amount represents the target for annual cash compensation, including base salary and participation in the Company’s bonus program. In addition, Mr. Santilli is eligible to receive quarterly, profit-sharing payments. The profit sharing payments are calculated based upon half of the quarterly pre-tax Adjusted Operating Profit percentage (pre-tax Adjusted Operating Profit divided by revenue) multiplied by the gross salary earned during that quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: September 15, 2016	/s/ Ronald J. Santilli
Ronald J. Santilli
Interim Chief Executive Officer and Chief Financial Officer